CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1/A of our report dated February 11, 2016, of KinerjaPay Corp. (formerly Solarflex Corp.) relating to the audit of the financial statements for the period ending December 31, 2015 and the reference to our firm under the caption "Experts" in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

September 13, 2016